CLETHA A. WALSTRAND
Attorney at Law

8 East Broadway, Suite 609
Salt Lake City, UT 84111

Office: 801-363-0890 Fax: 801-363-8512

cwalstrand@networld.com

November 21, 2001

U.S. Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Re: Consent to be named in the S-8 Registration Statement of Zamage Digital Imaging, Inc., a Colorado corp., (the "Registrant"), SEC File No. 0-9410, to be filed on or after November 20, 2001, covering the registration and issuance of 2,346,223 shares of common stock to nine individual consultants

Ladies and Gentlemen:

I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

Very truly yours,

/s/Cletha A. Walstrand

Cletha A. Walstrand

Attorney at Law